MATRIA HEALTHCARE, INC. SUBSIDIARIES
March 14, 2007

Jurisdiction of
Name  Incorporation

Matria Health Enhancement Company				Delaware
	Quality Oncology, Inc.			Delaware
	Matria Case Management, Inc. (d/b/a Options Unlimited)			Georgia
	Miavita, Inc.			Georgia
	WinningHabits, Inc.			Delaware
		WinningHabits GP, Inc.		Delaware
		WinningHabits LP, Inc.		Delaware
		WinningHabits.com, Ltd.		Texas
	CorSolutions Medical, Inc.			Delaware
		CorSolutions, Inc.		Delaware
			Health and Productivity Corporation of America, Inc.	Delaware
Matria Women’s and Children’s Health, LLC (formerly Matria Healthcare, Inc.)				Delaware
	Matria of New York, Inc.			New York
	Matria Healthcare of Illinois, Inc.			Georgia
	*National Reproductive Medical Centers, Inc.			Delaware
Diabetes Acquisition, Inc.				Georgia
	*Diabetes Self Care, Inc.			Virginia
	*Matria Laboratories, Inc.			Delaware
MHI Insurance Ltd.				Vermont
*Shared Care, Inc.				Georgia

*Inactive